EXHIBIT 23.12

                    CONSENT OF ELAINE H. DEMAREST, CPA, P.C.


We hereby consent to the inclusion in this Registration Statement on Form S-4 of The Savannah Bancorp, Inc. of the form of our letter to the Board of Directors of Bryan Bancorp of Georgia, Inc., included as Appendix C to the Joint Proxy Statement/Prospectus that is part of the Registration Statement and to the references to such letter and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.







Macon, Georgia
___________, 1998